Exhibit 99.1

Pharmasset Announces R7128 Achieves 85% Rapid Virologic Response in a 4-week Combination Study for the Treatment of Chronic Hepatitis C

- 85% of patients achieve undetectable HCV RNA levels following 4 weeks of treatment with R7128 1500mg and Pegasys(R) plus Copegus(R) with safety and tolerability comparable to placebo — Conference Call Scheduled for 4:00PM ET Today -

PRINCETON, N.J., Jan 07, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Pharmasset, Inc. (Nasdaq: VRUS) announces the preliminary results of a 4-week Phase 1 clinical trial to evaluate two oral dose levels of R7128 in combination with Pegasys (pegylated interferon) plus Copegus (ribavirin) in 50 treatment-naive patients chronically infected with hepatitis C virus (HCV) genotype 1. In this study, R7128 demonstrated potent short-term antiviral activity and was generally sale and well- tolerated. Eighty-five (85%) of patients receiving R7128 1500mg and Pegasys plus Copegus achieved undetectable HCV RNA levels following 4 weeks of treatment with safety and tolerability comparable to placebo. R7128 is a prodrug of PSI-6130, a cytidine nucleoside analogue polymerase inhibitor of HCV that is being developed through Pharmasset’s collaboration with Roche.

Dr. Michelle Berrey, Pharmasset’s Chief Medical Officer, stated “R7128, in combination with Pegasys plus Copegus, has shown that nucleoside polymerase inhibitors can demonstrate Rapid Virologic Response (RVR) percentages that are similar to protease inhibitors with an acceptable short-term clinical safety profile. This study also suggests that there appear to be certain synergies between nucleoside polymerase inhibitors and the standard of care that is not found with other classes of HCV inhibitors. The addition of R7128 at both dose levels to the current standard of care has demonstrated a greater percentage of RVR compared to the standard of care alone, which could translate into improved clinical outcomes with longer treatment periods. In addition, the level of antiviral activity from 500mg to 1500mg provides flexibility in selecting doses for future clinical studies.”

R7128 Phase 1 Combination Study Overview

The Phase 1 combination clinical trial was a multiple center, observer- blinded, randomized and placebo-controlled study that was conducted in 50 treatment-naive patients chronically infected with HCV genotype 1. The primary objective was to assess the safety, tolerability and pharmacokinetics of R7128 in combination with Pegasys plus Copegus. The secondary objective was to evaluate the change in HCV RNA after 4 weeks of treatment.

The study investigated two oral dose levels of R7128, 500mg and 1500mg, each administered twice-daily (BID) with once- weekly injections of Pegasys plus Copegus. Each cohort of 25 patients was comprised of 20 patients receiving active R7128 and 5 patients receiving placebo with Pegasys plus Copegus (standard of care). The initial evaluation period reported is 4 weeks.

Preliminary Antiviral Activity Summary

	Combined Placebo+ Pegasys plus Copegus (Standard of Care) (n=l 0)	R7128 500mg + Pegasys plus Copegus (n=20)	R7l28 1500mg + Pegasys plus Copegus (n=20)
Mean Decrease in HCV RNA (log10 IU/mL) at 4 weeks	-2.95	-3.82	-5.12
Percentage of Patients with Undetectable HCV RNA (<15 IU/mL) at 4 weeks (RVR)	10%	30%	85%

Potent antiviral activity was demonstrated following 4 weeks of treatment with R7128 1500mg BID with Pegasys plus Copegus, in which patients achieved a mean 5.12 log 10 IU/mL decrease in HCV RNA and 85% (17 of 20) achieved undetectable levels of HCV RNA (<15 IU/mL), or RVR. Following 4 weeks of treatment with R7128 500mg BID with Pegasys plus Copegus, patients achieved a mean 3.82 log 10 IU/mL decrease in HCV RNA and 30% (6 of 20) achieved RVR. Following 4 weeks of treatment with placebo with Pegasys plus Copegus, patients achieved a mean 2.95 log 10 IU/mL decrease in HCV RNA and 10% (1 of 10) achieved RVR. Baseline HCV RNA was similar across the three treatment groups.

Preliminary Safety Summary

Preliminary safety and tolerability reported were similar for R7128 500mg or R7128 1500mg in combination with Pegasys plus Copegus compared to standard of care alone. There were no serious adverse events reported during the 4 week treatment period. The most common adverse events reported across the treatment groups were headache, chills, fatigue, nausea and fever. Grade 4 neutropenia was observed in 5% (1 of 20) of the patients in each active dosing cohort and in 10% (1 of 10) of the placebo patients. All safety laboratory values and adverse events were within the range expected for the standard of care.

Pharmasset plans to report the final safety and antiviral activity data from the combination study at a scientific meeting in the second calendar quarter of 2008. No additional data or study details will be available until such time.

Please see www.clinicaltrials.gov or e-mail clinicaltrials@ pharmasset.com for more information.

Conference Call

Pharmasset will host a conference call at 4:00PM (ET) on Monday, January 7, 2008 to discuss the R7128 Phase 1 preliminary safety and antiviral activity combination results.

Dial-in Information:

Domestic callers: 1 (800) 925-2151 (US/Canada)

International callers: 1 (913) 312-0657 (International)

Live audio of the conference call will be simultaneously broadcast over the internet via a webcast. To access the live webcast, log on to the “Events & Presentations” section of the Investor Center on Pharmasset’s corporate website at http://investor.pharmasset.com/events.cfm.

Please connect to the company’s website at least ten minutes prior to the start of the presentation to ensure adequate time for a reliable connection and any software download that may be necessary to listen to the webcast. The archived replay of the webcast will be available on the Pharmasset website for two weeks following the conference call.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a cytidine nucleoside analog inhibitor of HCV RNA polymerase. A prodrug is a chemically modified form of a molecule designed to enhance the absorption, distribution and metabolic properties of that molecule. Results from an oral single ascending dose study of PSI-6130 in 24 healthy male volunteers showed that PSI-6130 was generally well tolerated with no serious adverse events in doses up to 3000 mg.

R7128 demonstrated potent, dose-dependent antiviral activity across four patient cohorts (n=40) receiving 750 mg or 1500 mg administered either once- daily or twice-daily for 14 days as monotherapy. The greatest mean decrease in HCV RNA from baseline was demonstrated in the patient cohort that received 1500 mg twice-daily, the highest dose of R7128 administered in the study. These patients demonstrated a mean 2.7 log 10 IU/mL (>99%) decrease in HCV RNA. There was no evidence of viral rebound in any dose cohort during the 14 days of dosing.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The WHO estimates that nearly 180 million people worldwide, or approximately 3% of the world’s population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a 28-day Phase 1 clinical trial in combination with Pegasys(R) and Copegus(R) through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Pegasys (R) and Copegus (R) are registered trademarks of Roche.

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that adverse events could cause the cessation of the Phase 3 registration studies and/or our development of clevudine, the risk that adverse events could cause the cessation of the Phase 1 combination study and/or our development of R7128, including the risk that we will fail to release final safety and efficacy data from a Phase 1, Part 3 multiple ascending dose study and the risk that we will fail to initiate a Phase 2b combination study of R7128 with Pegasys plus Copegus in the second calendar half of 2008, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

SOURCE Pharmasset, Inc.

http://www.pharmasset.com

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